Silk Road Medical Names Rick Anderson to Board of Directors

SUNNYVALE, Calif. – October 1, 2020 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today announced that medical device industry veteran Rick Anderson has joined its board of directors.

Anderson brings over 30 years of senior executive leadership experience in the medical device industry. He is the Chairman and Managing Director of Revival Healthcare Capital, a sustainable, high impact investment firm that specializes in medical devices and diagnostics. He currently serves on the boards of Apollo Endosurgery (Nasdaq: APEN) and Cardiologs, a leading cardiovascular artificial intelligence company; on the Executive Advisory Board of LEK Consulting, a leading healthcare consulting firm; and as an Independent Director of ConvaTec Group Plc, a FTSE 250 company specializing in medical products and related technologies. Anderson previously served as Chairman of the Board and CEO of ConvaTec Group Plc, where in his one-year interim roles he created additional shareholder value through his “Pivot to Growth” strategy and new $150 million transformation plan. He also previously served as Chairman of the Board for Cardiva Medical, IDEV Technologies, and Tryton Medical, and served as Director on the boards of Intersect ENT and multiple other medical device companies.

Prior to founding Revival, Anderson served as a Managing Director at PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life science industries. He also served as the Company Group Chairman of Johnson & Johnson and Worldwide Franchise Chairman of Cordis Corporation. Anderson was a key architect behind the launch of the world’s first drug-eluting stent, the CYPHER® Sirolimus-eluting Coronary Stent. Anderson holds a B.B.A. in Marketing from Mississippi State University.

“Rick is an acclaimed leader in the medical device industry with notable experience as a board member working to drive growth,” said Erica Rogers, Chief Executive Officer. “I look forward to his insight and guidance as we continue to advance TCAR’s role in preventing stroke.”

“Silk Road Medical has revolutionized the treatment of carotid artery disease and I am honored to be joining the Board of Directors,” said Anderson. “I am excited to be working with this wonderful team to continue to expand their tremendous market opportunities.”

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

About Revival Healthcare Capital
Revival Healthcare Capital is a sustainable, high impact investment platform specializing in the medical device and diagnostic sectors of healthcare. To learn more, visit rvlhc.com.

Investors:
Lynn Lewis or Caroline Paul
Gilmartin Group
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com